CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated March 31, 2025, relating to the special purpose schedules of investments as of January 31, 2025, to be acquired by Scharf Guardian Kat ETF and Scharf Guardian Kat Global ETF, and to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
April 4, 2025